[PIONEER LOGO]


Pioneer
Emerging Markets
Fund

SEMIANNUAL REPORT 5/31/00

 Table of Contents
--------------------------------------------------------------------------------


Letter from the Chairman                           1
Portfolio Summary                                  2
Performance Update                                 3
Portfolio Management Discussion                    7
Schedule of Investments                           10
Financial Statements                              20
Notes to Financial Statements                     27
Trustees, Officers and Service Providers          33
Programs and Services for Pioneer Shareowners     34

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 LETTER FROM THE CHAIRMAN 5/31/00
--------------------------------------------------------------------------------


 Dear Shareowner,
--------------------------------------------------------------------------------

As you may know, on May 15, 2000, The Pioneer Group, Inc. and UniCredito Italiano S.p.A. announced an agreement under which UniCredito is expected to purchase all of the outstanding stock of Pioneer Group. UniCredito is Italy's second largest banking group and has over $150 billion in assets. We are pleased to be joining with UniCredito not only because of its reputation and breadth, but also because of the similar business strategies shared by the two companies. UniCredito employs many of the same investment philosophies that Pioneer has believed in for over 70 years. In the meantime, your mutual fund will be managed by the same portfolio management team, which is overseen by a Board of Trustees. In addition, the union with UniCredito will give Pioneer Investment Management, your fund's investment adviser, access to greater resources, enabling us to strengthen and support our money management efforts for all Pioneer shareowners.

We expect that the transition resulting from the acquisition will not have a direct impact on fund shareowners. At Pioneer we always strive to provide our shareowners with exemplary customer service and a diverse product line. Going forward, we will continue to work as hard as we can to ensure that our investors' needs are met and that you are satisfied in any dealings you have with Pioneer.

Soon you will receive a letter and a proxy statement that will contain more information about the transaction along with information about a special shareholder meeting. We are excited about the acquisition (which is subject to regulatory approval) and hope you are as well. I feel confident about prospects for the days ahead and I truly believe that Pioneer Group has entered into a relationship that will be beneficial to you.

Please read this report closely, particularly the Portfolio Management Discussion with Mark Madden. The Q&A in this section gives you the opportunity to read about your Fund and its performance over the period covered in the report. If you have questions, please contact your investment professional or call Pioneer at 1-800-225-6292. You can also visit our web site at www.pioneerfunds.com for more information.

Respectfully,


/s/ John F. Cogan, Jr.


John F. Cogan, Jr.
Chairman and President

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 PORTFOLIO SUMMARY 5/31/00
--------------------------------------------------------------------------------

 Sector Diversification
--------------------------------------------------------------------------------
 (As a percentage of equity holdings)

[PIE CHART PLOT POINTS]

Technology 32%

Communication
Services 27%

Financial 16%

Consumer
Staples 10%

Consumer
Cyclicals 9%

Healthcare 2%

Energy 1%

Capital Goods 1%

Transportation 1%

Other 1%

[END PLOT POINTS]


 Country Distribution
--------------------------------------------------------------------------------
 (As a percentage of equity holdings)



[BAR CHART PLOT POINTS]

Taiwan 14.8%
Brazil 12.3%
South Korea 11.9%
India 10.8%
Mexico 10.7%
Malaysia 7.7%
Israel 5.0%
Turkey 4.3%
Philippines 4.0%
South Africa 4.0%
Thailand 3.2%
Greece 2.1%
Singapore 1.7%
Indonesia 1.4%



Hungary 1.0%
British Virgin Islands 1.0%
Russia 0.8%
Venezuela 0.8%
Egypt 0.6%
Hong Kong 0.6%
China 0.3%
Pakistan 0.3%
Czech Republic 0.2%
Estonia 0.2%
Colombia 0.2%
Argentina 0.1%

[END PLOT POINTS]


 10 Largest Holdings
--------------------------------------------------------------------------------
 (As a percentage of equity holdings)

  1. Taiwan Semiconductor                 3.36%      6. Grupo Carso Global                    1.66%
     Manufacturing Co.                                  Telecom
  2. United Microelectronics              3.02       7. Telemig Celular Participacoes         1.62
     Corp., Ltd.                                        SA (A.D.R.) (Preferred)
  3. Telefonos de Mexico SA               2.45       8. NIIT Ltd.                             1.60
     (L Shares) (A.D.R.)
  4. Grupo Televisa SA (G.D.R.)           2.03       9. Tele Norte Leste Participacoes        1.53
                                                        SA (A.D.R.) (Preferred)
  5. SK Telecom Co., Ltd. (A.D.R.)        1.69      10. ABS-CBN Broadcasting                  1.45
                                                        Corp. (A.D.R.)

 Fund holdings will vary for other periods.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 PERFORMANCE UPDATE 5/31/00                            CLASS A SHARES
--------------------------------------------------------------------------------


 Share Prices and Distributions
--------------------------------------------------------------------------------


 Net Asset Value
 per Share                    5/31/00         11/30/99
                              $ 15.17         $ 13.80

 Distributions per Share      Income          Short-Term          Long-Term
 (11/30/99-5/31/00)           Dividends       Capital Gains       Capital Gains
                                 -                -                     -

Investment Returns
--------------------------------------------------------------------------------
The mountain chart on the right shows the growth of a $10,000 investment made in Pioneer Emerging Markets Fund at public offering price, compared to the growth of the Morgan Stanley Capital International (MSCI) Emerging Markets Free Index.



-----------------------------------------------------------
Average Annual Total Returns
(As of May 31, 2000)

                       Net Asset         Public Offering
Period                  Value                Price*
Life-of-Fund            6.61%                5.56%
(6/23/94)
5 Years                 9.30                 8.01
1 Year                 39.17                31.23
-----------------------------------------------------------


[MOUNTAIN CHART PLOT POINTS]


Growth of $10,000+

       Pioneer     MSCI
       Emerging  Emerging
       Markets    Markets
        Fund*   Free Index
6/94     9425     10000
         9128     11242
5/95     8743      9970
         8756      9385
5/96    10998     10780
        10558     10347
5/97    12385     11616
        11653      8972
5/98    11302      8329
         7902      6962
5/99     9798      8618
        12405     10130
5/00    13637     10150

[END PLOT POINTS]


* Reflects deduction of the maximum
  5.75% sales charge at the beginning
  of the period and assumes reinvestment
  of distributions at net asset value.

+ Index comparison begins June 30, 1994. The MSCI Emerging Markets Free Index is an unmanaged, capitalization-weighted measure of 1,009 securities trading in 26 emerging markets; it reflects only those securities available to foreign investors. Index returns are calculated monthly, assume reinvestment of dividends and, unlike Fund returns, do not reflect any sales charges, fees or expenses. You cannot invest directly in the Index.


  Past performance does not guarantee future results. Return and share price fluctuate, and your shares, when redeemed, may be worth more or less than their original cost.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 PERFORMANCE UPDATE 5/31/00                            CLASS B SHARES
--------------------------------------------------------------------------------


 Share Prices and Distributions
--------------------------------------------------------------------------------


 Net Asset Value
 per Share                    5/31/00         11/30/99
                              $ 14.48         $ 13.23

 Distributions per Share      Income          Short-Term          Long-Term
 (11/30/99-5/31/00)           Dividends       Capital Gains       Capital Gains
                                 -                 -                   -

Investment Returns
--------------------------------------------------------------------------------
The mountain chart on the right shows the growth of a $10,000 investment made in Pioneer Emerging Markets Fund, compared to the growth of the Morgan Stanley Capital International (MSCI) Emerging Markets Free Index.


------------------------------------------------
 Average Annual Total Returns
 (As of May 31, 2000)

                             If         If
  Period                    Held     Redeemed*
  Life-of-Fund             5.82%      5.69%
  (6/23/94)
  5 Years                  8.48       8.34
  1 Year                  38.04      34.04
------------------------------------------------


[MOUNTAIN CHART PLOT POINTS]


Growth of $10,000+

         Pioneer     MSCI
         Emerging  Emerging
         Markets    Markets
          Fund*   Free Index
6/94      10000      10000
           9644      11242
5/95       9209       9970
           9199       9385
5/96      11517      10780
          11011      10347
5/97      12870      11616
          12069       8972
5/98      11659       8329
           8112       6962
5/99      10023       8618
          12641      10130
5/00      13735      10150


[END PLOT POINTS]


* Reflects deduction of the maximum
  applicable contingent deferred sales
  charge (CDSC) at the end of the period
  and assumes reinvestment of distributions.
  The maximum CDSC of 4% declines over six years.


+ Index comparison begins June 30, 1994. The MSCI Emerging Markets Free Index is an unmanaged, capitalization-weighted measure of 1,009 securities trading in 26 emerging markets; it reflects only those securities available to foreign investors. Index returns are calculated monthly, assume reinvestment of dividends and, unlike Fund returns, do not reflect any sales charges, fees or expenses. You cannot invest directly in the Index.

  Past performance does not guarantee future results. Return and share price fluctuate, and your shares, when redeemed, may be worth more or less than their original cost.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 PERFORMANCE UPDATE 5/31/00                            CLASS C SHARES
--------------------------------------------------------------------------------


 Share Prices and Distributions
--------------------------------------------------------------------------------


 Net Asset Value
 per Share                    5/31/00         11/30/99
                              $ 14.35         $ 13.12

 Distributions per Share      Income          Short-Term          Long-Term
 (11/30/99-5/31/00)           Dividends       Capital Gains       Capital Gains
                                  -               -                     -

Investment Returns
--------------------------------------------------------------------------------
The mountain chart on the right shows the growth of a $10,000 investment made in Pioneer Emerging Markets Fund, compared to the growth of the Morgan Stanley Capital International (MSCI) Emerging Markets Free Index.


-----------------------------------------------
 Average Annual Total Returns
 (As of May 31, 2000)

                            If         If
 Period                    Held     Redeemed*
 Life-of-Fund              6.12%      6.12%
 (1/31/96)
 1 Year                   37.72      37.72
-----------------------------------------------

[MOUNTAIN CHART PLOT POINTS]


Growth of $10,000+

         Pioneer     MSCI
         Emerging  Emerging
         Markets    Markets
          Fund*   Free Index
1/96      10000     10000
          10008      9841
          10855     10268
          10234      9872
11/9      10386      9855
          11746     11027
          12131     11064
          12281     10325
11/97     11384      8546
          11796      8908
          10997      7934
           6966      5209
11/98      7633      6631
           7480      6492
           9390      8209
           9670      8973
11/99     11824      9649
          16798     11086
5/00      12932      9668


[END PLOT POINTS]


* Assumes reinvestment of distributions. The 1% contingent deferred sales charge (CDSC) applies to redemptions made within one year of purchase.


The MSCI Emerging Markets Free Index is an unmanaged, capitalization-weighted measure of 1,009 securities trading in 26 emerging markets; it reflects only those securities available to foreign investors. Index returns are calculated monthly, assume reinvestment of dividends and, unlike Fund returns, do not reflect any sales charges, fees or expenses. You cannot invest directly in the Index.


Past performance does not guarantee future results. Return and share price fluctuate, and your shares, when redeemed, may be worth more or less than their original cost.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 PERFORMANCE UPDATE 5/31/00                            CLASS Y SHARES
--------------------------------------------------------------------------------


 Share Prices and Distributions
--------------------------------------------------------------------------------


 Net Asset Value
 per Share                    5/31/00         11/30/99
                              $ 15.42         $ 13.99

 Distributions per Share      Income          Short-Term          Long-Term
 (11/30/99-5/31/00)           Dividends       Capital Gains       Capital Gains
                                 -                 -                   -

Investment Returns
--------------------------------------------------------------------------------
The mountain chart on the right shows the growth of a $10,000 investment made in Pioneer Emerging Markets Fund, compared to the growth of the Morgan Stanley Capital International (MSCI) Emerging Markets Free Index.


------------------------------------------------
  Average Annual Total Returns*
  (As of May 31, 2000)
                             If        If
  Period                    Held      Redeemed
  Life-of-Fund             3.41%       3.41%
  (4/9/98)
  1 Year                  40.05       40.05
------------------------------------------------

* Assumes reinvestment of distributions.


[MOUNTAIN CHART PLOT POINTS]


Growth of $10,000+

         Pioneer     MSCI
         Emerging  Emerging
         Markets    Markets
          Fund*   Free Index
4/98      10000      10000
5/98       8759       8630
           5578       5666
11/98      6155       7213
           6065       7062
5/99       7658       8929
           7915       9760
11/99      9730      10495
          13876      12058
5/00      10725      10516

[END PLOT POINTS]


+ Index comparison begins April 30, 1998. The MSCI Emerging Markets Free Index is an unmanaged, capitalization-weighted measure of 1,009 securities trading in 26 emerging markets; it reflects only those securities available to foreign investors. Index returns are calculated monthly, assume reinvestment of dividends and, unlike Fund returns, do not reflect any sales charges, fees or expenses. You cannot invest directly in the Index.

  Past performance does not guarantee future results. Return and share price fluctuate, and your shares, when redeemed, may be worth more or less than their original cost.

Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
PORTFOLIO MANAGEMENT DISCUSSION 5/31/00
--------------------------------------------------------------------------------

In the following discussion, Mark Madden, portfolio manager of Pioneer Emerging Markets Fund, explains the current positioning of the Fund and factors impacting its performance.


Q: What contributed to the Fund's strong performance over the past six months?

A: For the six months ended May 31, 2000, Pioneer Emerging Markets Fund's Class
   A, B and C shares delivered total returns at net asset value of 9.93%, 9.45% and 9.38% respectively. This performance surpassed the 0.73% return of the MSCI Emerging Market Free Index. In addition, the fund achieved performance gains that scored in the top 15% of its Lipper category beating the 2.93% average return for the 195 funds included in Lipper, Inc.'s Emerging Market category. (Lipper is an independent firm that tracks mutual fund performance excluding sales charges.) This solid performance can be attributed to our rigorous research efforts and our investment philosophy of focusing on companies with strong long-term growth prospects, proven management ability and reasonable valuations.


Q: Where are you finding attractive investment opportunities in the emerging markets?

A: Many economies in Asia and Latin America are now recovering after experiencing difficult economic conditions or recessions from 1997-99. As a result, we are finding many companies that are poised to deliver strong earnings growth over the next several years. For example, Fund holding Star Publications, a media company in Malaysia, is experiencing a sharp recovery in profitability. During the recession, advertising revenue fell by over 20% because advertising is one of the easiest expenses for companies to cut during difficult times. Now that the Malaysian economy has returned to strong growth - gross domestic product grew by over 11% in the first quarter of this year - advertising revenues are recovering sharply.

   A second investment theme relates to outsourcing. Multinational corporations in the United States and Europe are increasingly outsourcing production and services to companies in developing countries in order to reduce costs and improve efficiency in bringing new products to the marketplace. Today, the need for semiconductor outsourcing is particularly

Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
PORTFOLIO MANAGEMENT DISCUSSION 5/31/00                            (continued)
--------------------------------------------------------------------------------

   strong with the increasing demand for products such as personal computers, cellular phones and internet devices. The research group, International Data Corporation, estimates that the semiconductor foundry market will grow 40% annually from 1999 to 2004. Fund holdings Taiwan Semiconductor Manufacturing and United Microelectronics of Taiwan are among the most competitive producers of semiconductor wafers in the world and are poised to benefit from growth in this industry.


Q: How do the valuations of emerging market stocks compare to the stocks of similar companies in the U.S.?

A: We find that across a variety of industries, emerging market stocks have much lower valuations than those seen in the U.S. Our research efforts are dedicated to valuation analysis so that we may reduce risk by investing in companies that have market values below what we believe to be fair value. Today, across most emerging markets we are finding compelling values.


Q: How did the recent correction in the U.S. equity markets affect the Fund's performance?

A: The correction in the U.S. equity markets led to similar corrections in nearly all equity markets worldwide. The primary cause for investor concern has been the potential for higher global inflation which would lead to an increase in U.S. interest rates. Despite the improving prospects of the countries and companies in which the Fund is invested, many of these holdings saw significant corrections in March and April. We believe that the current uncertainty relating to the prospects of the U.S. economy and equity markets may continue to weigh on equity markets in the near term. However, the recent improvement in many emerging market economies and companies has the potential to provide attractive investment opportunities for the intermediate to long term.


Q: Is it still possible for an investor to benefit from geographic diversification?

A: Yes. We believe that over the long term, geographic diversification can enhance risk adjusted returns. During U.S. market corrections, it is not uncommon for global markets to temporarily move together. However, over a longer time horizon, there may be significant divergences in

Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   performance. From 1995-99, the U.S. equity markets experienced an extraordinary period that surpassed all other time periods in history. We believe it will be difficult for those equity markets to maintain such historically high rates of returns going forward.

   Historically, the U.S. markets have not always performed better than overseas equity markets. For example, during the period from 1990-94, the return of the MSCI Emerging Market Free Index was more than double that of the S&P 500 Index. (The Standard & Poor's (S&P) 500 Index is an unmanaged measure of 500 widely held common stocks listed on the New York Stock Exchange, American Stock Exchange and the over-the-counter market.) Emerging markets dramatically underperformed U.S. equity markets in 1997-98 when the U.S. economy grew at an astounding pace, while most emerging market economies experienced severe recession. In 1999, many emerging market economies began to recover and once again the MSCI Emerging Market Free Index outperformed the S&P 500 Index. We believe that the recovery in many emerging market economies can be sustained because we are optimistic about the prospects for emerging market equity returns.


Q: What is your outlook?

A: We view the recent correction in stock prices as an opportunity to add to existing positions that have compelling long-term prospects. The companies in your portfolio are well-established with strong underlying fundamentals, effective management, dynamic growth prospects and reasonable valuations. We believe that such companies have limited downside during market corrections and will reward shareholders who stay the course.

   Investing in emerging markets carries its own set of risks, including but not limited to, currency fluctuations, and social and economic instability. However, we feel confident that the long-term prospects warrant serious consideration. Arguably, accelerating economic growth, low inflation, stable interest rates and declining political risk all point to solid economic expansion in the years ahead.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 SCHEDULE OF INVESTMENTS 5/31/00 (unaudited)
--------------------------------------------------------------------------------


Shares                                                                    Value
                PREFERRED STOCKS - 7.1%
320,000,000     Banco Bradesco SA                                   $ 2,157,875
29,340,000      Banco Itau SA                                         2,209,942
12,000,000      Eletropaulo Metropolitana SA*                           673,788
     6,811      Shinsegae Department Store Co. (New Shares)*            217,084
   194,594      Tele Norte Leste Participacoes SA (A.D.R.)            3,818,907
    13,700      Telecomunicacoes Brasileiras SA (A.D.R.)              1,585,775
    24,600      Telecular Sul Participoes (A.D.R.)*                     833,325
    69,700      Telemig Celular Participacoes SA (A.D.R.)*            4,046,956
    67,000      Telesp Celular Participacoes SA (A.D.R.)              2,537,625
                                                                    -----------
                TOTAL PREFERRED STOCKS
                (Cost $17,075,570)                                  $18,081,277
                                                                    -----------
                COMMON STOCKS - 89.9%
                Basic Materials - 0.5%
                Chemicals - 0.3%
   155,909      Daelim Industrial Co.                               $   665,322
                                                                    -----------
                Construction (Cement & Aggregates) - 0.1%
    73,036      Associated Cement Companies Ltd.                    $   185,865
     1,964      Associated Cement Companies Ltd. (Local Shares)           4,998
 1,887,500      PT Jaya Real Property Tbk (Local Shares)*               120,362
                                                                    -----------
                                                                    $   311,225
                                                                    -----------
                Iron & Steel - 0.0%
        50      Tata Iron & Steel Co., Ltd.                         $       136
                                                                    -----------
                Paper & Forest Products - 0.1%
    70,000      Hansol Paper Co.                                    $   328,464
                                                                    -----------
                Total Basic Materials                               $ 1,305,147
                                                                    -----------
                Capital Goods - 1.5%
                Electrical Equipment - 0.7%
   414,996      Bharat Heavy Electricals Ltd.                       $ 1,127,747
 1,400,000      Nanjing Panda Electronics Co., Ltd. (Class H)*          651,288
                                                                    -----------
                                                                    $ 1,779,035
                                                                    -----------
                Trucks & Parts - 0.8%
   382,467      Escorts Ltd.                                        $ 1,050,498
   167,500      Larsen & Tourbo Ltd.                                    709,809
    42,000      Larsen & Tourbo Ltd. (Local Shares)                     177,982
                                                                    -----------
                                                                    $ 1,938,289
                                                                    -----------
                Total Capital Goods                                 $ 3,717,324
                                                                    -----------

10  The accompanying notes are an integral part of these financial statements.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Shares                                                                        Value
               Communication Services - 20.8%
               Cellular/Wireless Telecommunications - 5.4%
   90,044      Grupo Iusacell SA (Series V) (A.D.R.)*                   $ 1,193,083
   76,000      MIH Ltd.*                                                  2,496,125
   19,600      Mobinil Ltd.                                                 805,209
  105,000      SK Telecom Co., Ltd. (A.D.R.)                              4,206,562
   65,000      Stet Hellas Telecomm SA (A.D.R.)*                          1,365,000
  787,000      Technology Resources Industries Bhd.                         944,400
   32,900      Tele Norte Celular Particpacoes SA (A.D.R.)                1,513,400
  190,000      Total Access Communication Public Co., Ltd.*                 511,100
1,011,000      United Communication Industry Public Co., Ltd.*              754,285
                                                                        -----------
                                                                        $13,789,164
                                                                        -----------
               Telecommunications (Long Distance) - 1.3%
8,518,000      Celular Telecom Holdings Ltd.*                           $ 2,543,035
   23,100      FirstCom Corp.*                                              321,956
  500,000      Keppel Telecom & Transport Ltd.                              576,918
                                                                        -----------
                                                                        $ 3,441,909
                                                                        -----------
               Telephone - 14.1%
   70,000      Compania Anonima Nacional Telefonos de
                Venezuela (A.D.R.)                                      $ 1,990,625
   24,000      Eesti Telekom (G.D.R.) (144A)                                477,600
  163,500      Embratel Participacoes (A.D.R.)                            3,423,281
1,825,200      Grupo Carso Global Telecom*                                4,135,968
  135,450      Hellenic Telecommunication Organization SA                 3,342,268
   79,300      Korea Telecom Corp. (A.D.R.)                               2,934,100
   45,000      Matav (A.D.R.)                                             1,535,625
  181,350      Philippine Long Distance Telephone Co. (A.D.R.)            3,196,294
   82,000      PT Indosat Indonesian Satellite Corp. (A.D.R.)
                (Local Shares)                                              876,375
  188,400      Tele Centro Oeste Celular Participacoes SA (A.D.R.)*       1,919,325
  125,700      Telefonos de Mexico SA (L Shares) (A.D.R.)                 6,120,019
  942,000      Telekom Malaysia Bhd.                                      3,445,737
  224,000      Telekomunikasi Indonesia (A.D.R.)                          1,512,000
   76,000      Videsh Sanchar Nigam Ltd. (G.D.R.) (144A)                  1,185,600
                                                                        -----------
                                                                        $36,094,817
                                                                        -----------
               Total Communication Services                             $53,325,890
                                                                        -----------

The accompanying notes are an integral part of these financial statements.   11

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
SCHEDULE OF INVESTMENTS 5/31/00 (unaudited)                        (continued)
--------------------------------------------------------------------------------


Shares                                                                Value
                Consumer Cyclicals - 8.6%
                Auto Parts & Equipment - 0.0%
   200,000      Mirgor Sacifia (Class C) (A.D.R.) (144A)        $   112,500
                                                                -----------
                Automobiles - 0.9%
 8,400,000      Koc Holdings AS                                 $   709,494
   312,000      Mahindra & Mahindra Ltd. (G.D.R.)                 1,669,200
                                                                -----------
                                                                $ 2,378,694
                                                                -----------
                Household Furnishings & Appliances - 0.3%
 2,500,000      Vestel Elektronik Sanayi Ve Ticaret AS*         $   781,694
                                                                -----------
                Leisure Time (Products) - 1.2%
   660,000      Berjaya Sports Toto Bhd.                        $ 1,519,737
    40,000      Hero Honda Motors, Ltd.*                            834,081
   120,000      TVS Suzuki, Ltd.                                    681,794
                                                                -----------
                                                                $ 3,035,612
                                                                -----------
                Lodging (Hotels) - 0.2%
   125,000      The Indian Hotels Co., Ltd. (G.D.R.) (144A)     $   546,875
                                                                -----------
                Publishing - 0.6%
64,900,000      Dogan Sirketler Grubu Holding AS*               $ 1,502,193
                                                                -----------
                Publishing (Newspapers) - 2.2%
74,000,000      Hurriyet Gazetecilile ve Matbaacilik AS         $ 1,352,229
   290,000      Naspers, Ltd.                                     2,525,538
   375,000      Star Publications Inc.                            1,470,395
   150,000      Times Publishing Ltd.                               377,304
                                                                -----------
                                                                $ 5,725,466
                                                                -----------
                Retail (Department Stores) - 0.2%
    14,600      Shinsegae Department Store Co.                  $   435,609
                                                                -----------
                Retail (General Merchandise) - 0.7%
    19,500      39Shopping Corp.*                               $   702,656
    11,200      LG Home Shopping, Inc.*                             949,942
                                                                -----------
                                                                $ 1,652,598
                                                                -----------
                Retail (Specialty) - 0.5%
   641,000      Walmart De Mexico SA de CV (Series C)*          $ 1,241,558
                                                                -----------
                Services (Advertising/Marketing) - 1.2%
    20,500      Cheil Communications Inc.                       $ 2,432,050
    11,400      LG AD, Inc.                                         755,963
                                                                -----------
                                                                $ 3,188,013
                                                                -----------

12 The accompanying notes are an integral part of these financial statements.

Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Shares                                                                    Value
                Services (Commercial & Consumer) - 0.2%
   103,978      Hansol CSN*                                         $   421,620
                                                                    -----------
                Textiles (Home Furnishings) - 0.4%
   606,000      Far Eastern Textile Ltd.                            $   983,447
                                                                    -----------
                Textiles (Specialty) - 0.0%
   347,700      Asia Fiber Co., Ltd.*                               $    39,909
                                                                    -----------
                Total Consumer Cyclicals                            $22,045,788
                                                                    -----------
                Consumer Staples - 10.0%
                Broadcasting (Television/Radio/Cable) - 6.8%
 3,545,100      ABS-CBN Broadcasting Corp. (A.D.R.)*                $ 3,615,753
    35,000      Antenna Hungaria Rt.*                                 1,069,841
14,280,000      Benpres Holdings Corp.*                               1,356,014
    11,000      Ceske Radiokomunikace AS (G.D.R.)*                      484,000
   146,850      Globo Cabo SA (A.D.R.)*                               1,743,844
   121,850      Grupo Radio Centro SA de CV (A.D.R.)                  1,340,350
    91,000      Grupo Televisa SA (G.D.R.)*                           5,067,562
    86,300      Matav-Cable System Media Ltd.                         1,682,136
   120,000      TV Azteca, SA de CV (A.D.R.)                          1,132,500
                                                                    -----------
                                                                    $17,492,000
                                                                    -----------
                Entertainment - 1.5%
   325,890      Corporacion Interamericana de Entretenimiento SA
                 (Series B)*                                        $ 1,319,323
   903,000      Tanjong Public Co., Ltd.                              2,542,658
                                                                    -----------
                                                                    $ 3,861,981
                                                                    -----------
                Foods - 0.5%
    32,800      Cheil Jedang Corp.                                  $ 1,239,982
                                                                    -----------
                Restaurants - 0.8%
 1,332,000      Kentucky Fried Chicken Bhd.                         $ 2,068,105
                                                                    -----------
                Retail Stores (Food Chains) - 0.4%
 1,000,000      Migros Turk T.A.S.                                  $   609,112
   123,000      President Chain Store Corp.                             473,077
                                                                    -----------
                                                                    $ 1,082,189
                                                                    -----------
                Total Consumer Staples                              $25,744,257
                                                                    -----------
                Energy - 1.5%
                Oil & Gas (Exploration/Production) - 0.5%
    25,000      Lukoil Holding (A.D.R.)                             $ 1,362,500
                                                                    -----------

The accompanying notes are an integral part of these financial statements.   13

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
SCHEDULE OF INVESTMENTS 5/31/00 (unaudited)                        (continued)
--------------------------------------------------------------------------------


Shares                                                                    Value
                Oil & Gas (Refining & Marketing) - 1.0%
     45,200     Bharat Petroleum Corp., Ltd.                        $   210,798
    402,150     Hindustan Petroleum Corp., Ltd. (New Shares)*         1,142,611
     63,416     SK Corp.                                              1,016,228
                                                                    -----------
                                                                    $ 2,369,637
                                                                    -----------
                Total Energy                                        $ 3,732,137
                                                                    -----------
                Financial - 13.1%
                Banks (Major Regional) - 5.2%
 30,250,000     Akbank T.A.S.                                       $   466,783
     54,000     Banco Gandero (A.D.R.)                                  408,375
  1,029,000     Bangkok Bank Ltd.                                     1,213,908
 45,000,000     Bank International*                                     521,739
     63,000     Commerical International Bank                           652,480
    718,000     Grupo Financiero Banamex Accival (Class O)*           2,344,259
     76,480     Kookmin Bank                                            819,308
    220,000     Malayan Banking Bhd.                                    937,895
  7,735,000     National Finance Public Co., Ltd.*                    1,223,237
     63,700     Shinhan Bank                                            476,552
    510,000     Thai Farmers Bank, Ltd.*                                387,004
 87,300,000     Turkiye Garanti Bankasi*                              1,120,231
     56,000     Uniao de Bancos Brasileiros SA (G.D.R.)               1,354,500
107,849,885     Yapi Ve Kredi Bankasi SA                              1,331,372
                                                                    -----------
                                                                    $13,257,643
                                                                    -----------
                Banks (Money Center) - 1.0%
 38,662,000     PT Lippo Bank Tbk*                                  $   560,319
 10,692,000     PT Lippo Bank Tbk (Certificate of Entitlement)*               -
 67,800,000     Turkiye Is Bankasi                                    1,872,168
                                                                    -----------
                                                                    $ 2,432,487
                                                                    -----------
                Banks (Regional) - 0.2%
     12,900     Alpha Bank                                          $   548,203
                                                                    -----------
                Consumer Finance - 0.6%
    800,000     African Bank Investments, Ltd.*                     $ 1,606,887
                                                                    -----------
                Financial (Diversified) - 3.2%
  4,100,000     Ayala Corp.                                         $   653,693
    570,000     Grupo Financiero Bancomer (B Shares)*                 1,873,028
    240,000     Housing Development Finance Corp. Ltd.                2,550,673
    120,317     Imperial Holdings Ltd.*                                 888,996

14 The accompanying notes are an integral part of these financial statements.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Shares                                                                   Value
                Financial (Diversified) - (continued)
   277,400      Pakistan Investment Fund Inc.                      $   641,488
   488,000      Public Finance Bhd.                                    541,937
 8,450,000      SM Prime Holdings, Inc.                              1,030,246
     8,924      Trigem Ventures Co.                                     16,750
                                                                   -----------
                                                                   $ 8,196,811
                                                                   -----------
                Insurance (Property/Casualty) - 1.0%
   144,100      Ayudhya Jardine CMG Life Assurance
                 Public Co., Ltd.*                                 $    36,572
   990,000      Cathay Life Insurance Co. Ltd.                       2,634,859
                                                                   -----------
                                                                   $ 2,671,431
                                                                   -----------
                Investment Banking/Brokerage - 1.4%
   696,000      Arab Malay Merchant Bank Bhd.                      $ 2,875,579
   110,000      Korea Technology Banking Co.                           778,132
                                                                   -----------
                                                                   $ 3,653,711
                                                                   -----------
                Investment Management - 0.5%
   764,000      China Everbright Ltd.                              $   419,147
68,400,000      Haci Omer Sabanci Holding AS                           877,706
                                                                   -----------
                                                                   $ 1,296,853
                                                                   -----------
                Total Financial                                    $33,664,026
                                                                   -----------
                Healthcare - 1.8%
                Biotechnology - 0.6%
    45,000      Dr. Reddy's Laboratories Ltd.                      $ 1,409,529
                                                                   -----------
                Healthcare (Drugs/Major Pharmaceuticals) - 1.0%
    38,000      E Merck (India) Ltd.                               $   291,518
    40,780      Hoechst Marion Roussel Ltd.                            430,659
     2,350      Knoll Pharmaceuticals Ltd.                              19,606
    39,650      Knoll Pharmaceuticals Ltd. (New Shares)                330,802
    78,000      Ranbaxy Laboratories Ltd.                              982,870
    56,700      Sun Pharmaceutical Industries, Ltd.*                   557,678
                                                                   -----------
                                                                   $ 2,613,133
                                                                   -----------
                Healthcare (Medical Products/Supplies - 0.2%
    54,000      Medison Co. Ltd.                                   $   458,486
                                                                   -----------
                Total Healthcare                                   $ 4,481,148
                                                                   -----------

The accompanying notes are an integral part of these financial statements.   15

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
SCHEDULE OF INVESTMENTS 5/31/00 (unaudited)                        (continued)
--------------------------------------------------------------------------------


Shares                                                           Value
               Technology - 30.8%
               Communications Equipment - 2.1%
   85,000      Datacraft Asia Ltd.                         $   590,750
    8,500      Gilat Satellite Networks Ltd.*                  684,781
   82,696      Insung Information Co., Ltd.                  1,079,917
    7,850      LG Information and Communication Co.            457,309
   24,300      Nice Systems Ltd. (A.D.R.)*                   1,430,662
    8,000      Orckit Communications Ltd.*                     200,125
   44,800      Radvision Ltd.*                                 812,000
                                                           -----------
                                                           $ 5,255,544
                                                           -----------
               Computers (Hardware) - 2.9%
  750,000      Acer Co.                                    $ 1,557,936
  325,000      Compal Electronics Inc.                         775,316
   13,200      Samsung Electronics                           3,599,469
  206,000      Synnex Technologies International Corp.       1,150,016
   11,880      Trigem Computer Inc.                            250,327
                                                           -----------
                                                           $ 7,333,064
                                                           -----------
               Computers (Networking) - 0.5%
   69,700      Radware, Ltd.*                              $ 1,211,037
                                                           -----------
               Computers (Peripherals) - 1.2%
  342,600      Acer Periphals, Inc.                        $ 1,423,330
   69,209      Daou Technology, Inc.*                          704,651
2,800,000      Datacapital SA*                               1,024,606
   17,205      Korea Data System                                82,256
                                                           -----------
                                                           $ 3,234,843
                                                           -----------
               Computers (Software & Services) - 8.4%
   51,000      BFL Software Ltd. *                         $   491,704
   14,400      Check Point Software Technologies Ltd.*       2,705,400
   10,000      Daum Communications Corp.*                      713,590
   31,000      DSQ Software Ltd.                               408,700
   23,880      HCL Technologies Ltd.*                          616,275
  520,000      Idion Technology Holdings, Ltd.*                671,449
   18,400      Infosys Technology, Ltd.                      2,883,767
  570,000      Ixchange Technology Holdings Ltd.*            1,104,017
   55,200      Korea Next Education Service Inc.*              508,260
   30,600      Mastek Ltd.                                     887,846
   90,500      NIIT Ltd.                                     3,999,958
   30,000      Satyam Computer Services, Ltd.                1,656,726

16 The accompanying notes are an integral part of these financial statements.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares                                                               Value
              Computers (Software & Services) - (continued)
  660,000     Softline, Ltd.*                                  $   653,372
  735,000     ST Computer Systems Ltd.                           1,272,103
   21,000     Tecnomatix Technologies, Ltd.*                       567,000
  150,500     VocalTec Communications, Ltd.*                     2,408,000
                                                               -----------
                                                               $21,548,167
                                                               -----------
              Electronics (Component Distributors) - 3.7%
  311,172     ACER Sertek Inc.                                 $ 1,565,455
  257,000     Asustek Computer, Inc.                             2,594,190
  220,500     Hana Microelectronics Public Co., Ltd.*            1,664,788
   35,000     L.G. Electronics Inc.                                969,898
  521,598     Phoenixtec Power Co., Ltd.                         1,244,318
   38,000     Samsung Corp.*                                       304,471
1,100,000     TCL International Holdings, Ltd.*                    451,731
   64,000     Venture Manufacturing Ltd.                           564,918
                                                               -----------
                                                               $ 9,359,769
                                                               -----------
              Electronics (Instrumentation) - 0.3%
  380,000     Elec & Eltek International Co., Ltd.             $   843,600
                                                               -----------
              Electronics (Semiconductors) - 9.9%
  450,000     Advanced Semiconductor Engineering Inc.          $ 1,372,931
   92,000     Ambit Microsystems Corp.                             907,757
  264,000     Hon Hai Precision Industry Co. Ltd.*               2,416,358
  142,000     Hyundai Electronics Industries Co.*                2,212,660
  463,000     Siliconware Precision Industries Co., Ltd.*          961,766
1,643,840     Taiwan Semiconductor Manufacturing Co.*            8,376,595
  177,000     Unisem Bhd.                                        1,502,171
2,483,400     United Microelectronics Corp., Ltd.*               7,536,446
                                                               -----------
                                                               $25,286,684
                                                               -----------
              Equipment (Semiconductors) - 0.3%
    9,550     Orbotech, Ltd.*                                  $   806,975
                                                               -----------
              Services (Computer Systems) - 1.2%
  367,907     Dimension Data Holdings, Ltd.*                   $ 2,560,042
1,200,000     Founder Hong Kong, Ltd.*                             523,597
                                                               -----------
                                                               $ 3,083,639
                                                               -----------
              Services (Data Processing) - 0.3%
  180,000     Shinawatra Computer Co., Plc                     $   899,885
                                                               -----------
              Total Technology                                 $78,863,207
                                                               -----------

The accompanying notes are an integral part of these financial statements.   17

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
SCHEDULE OF INVESTMENTS 5/31/00 (unaudited)                        (continued)
--------------------------------------------------------------------------------


Shares                                                                 Value
                     Transportation - 1.0%
                     Railroads - 0.6%
        830,000      Malaysia International Shipping Bhd.       $  1,397,895
                                                                ------------
                     Shipping - 0.4%
      2,100,000      Far Eastern Silo & Shipping Corp.          $  1,090,555
                                                                ------------
                     Total Transportation                       $  2,488,450
                                                                ------------
                     Utilities - 0.3%
                     Power Producers (Independent) - 0.3%
         53,000      Unified Energy System (G.D.R.) (144A)*     $    731,845
                                                                ------------
                     Total Utilities                            $    731,845
                                                                ------------
                     TOTAL COMMON STOCKS
                     (Cost $246,248,460)                        $230,099,219
                                                                ------------
                     RIGHTS & WARRANTS - 0.6%
         21,000      Cemex SA, 12/13/02*                        $     12,145
         13,885      Daou Technology, Inc., 6/23/00*                  54,089
     10,692,000      PT Lippo Bank, 4/15/02*                               -
        897,130      Queenbee Restaurant, 3/24/03*                   215,606
      6,579,000      Siam Commercial Bank, 5/10/02*                  973,299
        470,211      TelecomAsia Public Co. Ltd., 4/3/02*            198,859
                                                                ------------
                     TOTAL RIGHTS & WARRANTS
                     (Cost $2,097,024)                          $  1,453,998
                                                                ------------
                     TOTAL INVESTMENT IN SECURITIES
                     (Cost $265,421,054) (a)                    $249,634,494
                                                                ------------
    Principal
     Amount
                     TEMPORARY CASH INVESTMENT - 2.4%
                     Commercial Paper - 2.4%
    $ 6,239,000      Ford Motor Credit Corp., 6.76%, 6/1/00     $  6,239,000
                                                                ------------
                     TOTAL TEMPORARY CASH INVESTMENT
                     (Cost $6,239,000)                          $  6,239,000
                                                                ------------
                     TOTAL INVESTMENT IN SECURITIES AND
                     TEMPORARY CASH INVESTMENT - 100%
                     (Cost $271,660,054) (b) (c)                $255,873,494
                                                                ------------

   * Non-income producing security.
144A Security is exempt from registration under Rule 144A of the Securities Act of 1933. Such securities may be resold normally to qualified institutional buyers in a transaction exempt from registration. At May 31, 2000, the value of these securities amounted to $3,054,420 or 1.2% of total net assets.


18 The accompanying notes are an integral part of these financial statements.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

 (a) Distribution of investments by country of issue, as percentage of total equity holdings, is as follows:

      Taiwan                                  14.8%
      Brazil                                  12.3
      South Korea                             11.9
      India                                   10.8
      Mexico                                  10.7
      Malaysia                                 7.7
      Israel                                   5.0
      Turkey                                   4.3
      Philippines                              4.0
      South Africa                             4.0
      Thailand                                 3.2
      Greece                                   2.1
      Singapore                                1.7
      Indonesia                                1.4
      Hungary                                  1.0
      British Virgin Islands                   1.0
      Others (Individually less than 1%)       4.1
                                             -----
                                             100.0%
                                             -----

 (b) At May 31, 2000, the net unrealized loss on investments based on cost for federal income tax purposes of $271,847,135 was as follows:

      Aggregate gross unrealized gain for all investments in which
       there is an excess of value over tax cost                      $ 29,767,695
      Aggregate gross unrealized loss for all investments in which
       there is an excess of tax cost over value                       (45,741,336)
                                                                      ------------
      Net unrealized loss                                             $(15,973,641)
                                                                      ------------

 (c) At November 30, 1999, the Fund had a capital loss carryforward of $53,623,973 which will expire in 2006 if not utilized.

Purchases and sales of securities (excluding temporary cash investments) for the six months ended May 31, 2000 aggregated $273,000,987 and $214,999,266, respectively.


The accompanying notes are an integral part of these financial statements.   19

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 BALANCE SHEET 5/31/00 (unaudited)
--------------------------------------------------------------------------------


ASSETS:
  Investment in securities, at value (including temporary cash investment
    of $6,239,000) (cost $271,660,054)                                       $255,873,494
  Cash                                                                              1,232
  Foreign currencies, at value                                                  4,816,566
  Receivables -
   Investment securities sold                                                     709,125
   Fund shares sold                                                               822,470
   Dividends, interest and foreign taxes withheld                                 654,039
  Other                                                                            75,762
                                                                             -------------
    Total assets                                                             $262,952,688
                                                                             -------------
LIABILITIES:
  Payables -
   Investment securities purchased                                           $  2,185,638
   Fund shares repurchased                                                        581,471
   Forward foreign currency settlement contracts - net                                159
  Due to affiliates                                                               563,554
  Accrued expenses                                                                272,149
  Reserve for repatriation taxes                                                  258,341
                                                                             -------------
    Total liabilities                                                        $  3,861,312
                                                                             -------------
NET ASSETS:
  Paid-in capital                                                            $276,725,716
  Accumulated net investment loss                                              (3,080,264)
  Accumulated net realized gain on investments and foreign currency
    transactions                                                                1,520,863
  Net unrealized loss on investments (including reserve for repatriation
    taxes of $258,341)                                                        (16,044,901)
  Net unrealized loss on forward foreign currency contracts and other
    assets and liabilities denominated in foreign currencies                      (30,038)
                                                                             -------------
    Total net assets                                                         $259,091,376
                                                                             -------------
NET ASSET VALUE PER SHARE:
(Unlimited number of shares authorized)
  Class A (based on $128,783,790/8,487,736 shares)                           $      15.17
                                                                             -------------
  Class B (based on $69,020,566/4,766,000 shares)                            $      14.48
                                                                             -------------
  Class C (based on $16,191,878/1,128,206 shares)                            $      14.35
                                                                             -------------
  Class Y (based on $45,095,142/2,924,697 shares)                            $      15.42
                                                                             -------------
MAXIMUM OFFERING PRICE:
  Class A                                                                    $      16.10
                                                                             -------------

20 The accompanying notes are an integral part of these financial statements.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 STATEMENT OF OPERATIONS (unaudited)
--------------------------------------------------------------------------------

 For the Six Months Ended 5/31/00


INVESTMENT INCOME:
  Dividends (net of foreign taxes withheld of $182,855)      $  1,518,659
  Interest (net of foreign taxes withheld of $4,343)              165,934
                                                             ------------
   Total investment income                                                       $  1,684,593
                                                                                 ------------
EXPENSES:
  Management fees                                            $  1,781,528
  Transfer agent fees
   Class A                                                        224,885
   Class B                                                        141,544
   Class C                                                         53,162
   Class Y                                                             98
  Distribution fees
   Class A                                                        175,089
   Class B                                                        397,344
   Class C                                                         91,334
  Administrative fees                                              19,267
  Custodian fees                                                  304,245
  Registration fees                                                51,226
  Professional fees                                                49,935
  Printing                                                         62,769
  Fees and expenses of nonaffiliated trustees                      11,895
  Miscellaneous                                                    38,009
                                                             ------------
   Total expenses                                                                $  3,402,330
   Less fees paid indirectly                                                          (29,887)
                                                                                 ------------
   Net expenses                                                                  $  3,372,443
                                                                                 ------------
    Net investment loss                                                          $ (1,687,850)
                                                                                 ------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
AND FOREIGN CURRENCY TRANSACTIONS:
  Net realized gain (loss) from:
   Investments (net of capital gains taxes paid of
     $4,487,208)                                             $ 56,010,409
   Forward foreign currency contracts and other assets
     and liabilities denominated in foreign currencies           (252,314)       $ 55,758,095
                                                             ------------        ------------
  Change in net unrealized gain or loss from:
   Investments                                               $(49,647,319)
   Forward foreign currency contracts and other assets
     and liabilities denominated in foreign currencies             22,482        $(49,624,837)
                                                             ------------        ------------
   Net gain on investments and foreign currency
     transactions                                                                $  6,133,258
                                                                                 ------------
   Net increase in net assets resulting from operations                          $  4,445,408
                                                                                 ------------



The accompanying notes are an integral part of these financial statements.   21

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

 For the Six Months Ended 5/31/00 and the Year Ended 11/30/99


                                                             Six Months
                                                                Ended
                                                               5/31/00          Year Ended
FROM OPERATIONS:                                             (unaudited)         11/30/99
  Net investment loss                                     $ (1,687,850)      $ (1,350,097)
  Net realized gain on investments, futures contracts
    and foreign currency transactions                       55,758,095          2,804,075
  Change in net unrealized gain or loss on investments
    and foreign currency transactions                      (49,624,837)        58,084,393
                                                          ------------       ------------
    Net increase in net assets resulting from
      operations                                          $  4,445,408       $ 59,538,371
                                                          ------------       ------------
FROM FUND SHARE TRANSACTIONS:
  Net proceeds from sale of shares                        $193,696,287       $189,422,052
  Cost of shares repurchased                              (120,116,173)      (193,508,476)
                                                          ------------       ------------
    Net increase (decrease) in net assets resulting
      from fund share transactions                        $ 73,580,114       $ (4,086,424)
                                                          ------------       ------------
    Net increase in net assets                            $ 78,025,522       $ 55,451,947
NET ASSETS:
  Beginning of period                                      181,065,854        125,613,907
                                                          ------------       ------------
  End of period (including accumulated net investment
    loss of $3,080,264 and $1,392,414, respectively)      $259,091,376       $181,065,854
                                                          ------------       ------------


CLASS A                        '00 Shares      '00 Amount
                              (unaudited)     (unaudited)      '99 Shares        '99 Amount
Shares sold                     6,641,920    $ 116,906,783      13,457,290    $  139,753,516
Less shares repurchased        (4,754,496)     (83,208,276)    (15,527,823)     (158,319,918)
                               ----------    -------------     -----------    --------------
  Net increase (decrease)       1,887,424    $  33,698,507      (2,070,533)   $  (18,566,402)
                               ----------    -------------     -----------    --------------
CLASS B
Shares sold                     2,534,962    $  45,338,201       2,174,781    $   23,059,774
Less shares repurchased        (1,630,199)     (27,499,063)     (2,546,532)      (25,753,021)
                               ----------    -------------     -----------    --------------
  Net increase (decrease)         904,763    $  17,839,138        (371,751)   $   (2,693,247)
                               ----------    -------------     -----------    --------------
CLASS C
Shares sold                       686,140    $  12,157,138         427,313    $    4,608,232
Less shares repurchased          (446,044)      (7,648,652)       (974,574)       (8,869,386)
                               ----------    -------------     -----------    --------------
  Net increase (decrease)         240,096    $   4,508,486        (547,261)   $   (4,261,154)
                               ----------    -------------     -----------    --------------
CLASS Y
Shares sold                     1,079,096    $  19,294,165       1,855,799    $   22,000,530
Less shares repurchased          (100,389)      (1,760,182)        (50,089)         (566,151)
                               ----------    -------------     -----------    --------------
  Net increase                    978,707    $  17,533,983       1,805,710    $   21,434,379
                               ----------    -------------     -----------    --------------


22 The accompanying notes are an integral part of these financial statements.

Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS 5/31/00
--------------------------------------------------------------------------------

                                                                      Six Months
                                                                        Ended
                                                                       5/31/00       Year Ended
                                                                     (unaudited)      11/30/99
CLASS A
Net asset value, beginning of period                                 $  13.80         $  8.79
                                                                     --------         -------
Increase (decrease) from investment operations:
 Net investment income (loss)                                        $  (0.07)        $ (0.09)
 Net realized and unrealized gain (loss) on investments, futures
  contracts and foreign currency transactions                            1.44            5.10
                                                                     --------         -------
   Net increase (decrease) from investment operations                $   1.37         $  5.01
Distributions to shareholders:
 Net investment income                                                      -               -
 Net realized gain                                                          -               -
                                                                     --------         -------
Net increase (decrease) in net asset value                           $   1.37         $  5.01
                                                                     ---------        -------
Net asset value, end of period                                       $  15.17         $ 13.80
                                                                     ---------        -------
Total return*                                                            9.93%          57.00%
Ratio of net expenses to average net assets+                             2.20%**         2.44%
Ratio of net investment income (loss) to average net assets+            (1.02)%**       (0.73)%
Portfolio turnover rate                                                   162%**          180%
Net assets, end of period (in thousands)                             $128,784         $91,092
Ratios assuming no waiver of management fees and assumption
 of expenses by PIM and no reduction for fees paid indirectly:
 Net expenses                                                             2.20%* *       2.44%
 Net investment income (loss)                                           ( 1.02)%**     ( 0.73)%
Ratios assuming waiver of management fees and assumption of
 expenses by PIM and reduction for fees paid indirectly:
 Net expenses                                                             2.17%* *       2.40%
 Net investment income (loss)                                           ( 0.99)%**     ( 0.69)%


                                                                   Year Ended   Year Ended   Year Ended   Year Ended
                                                                    11/30/98     11/30/97     11/30/96     11/30/95
CLASS A
Net asset value, beginning of period                               $   14.42     $ 13.94      $ 11.56      $ 12.24
                                                                   ---------     -------      -------      -------
Increase (decrease) from investment operations:
 Net investment income (loss)                                      $    0.00     $ (0.05)     $ (0.07)     $  0.04
 Net realized and unrealized gain (loss) on investments, futures
  contracts and foreign currency transactions                          (4.23)       1.40         2.45        (0.53)
                                                                   ---------     -------      -------      -------
   Net increase (decrease) from investment operations              $   (4.23)    $  1.35      $  2.38      $ (0.49)
Distributions to shareholders:
 Net investment income                                                     -           -            -        (0.06)
 Net realized gain                                                     (1.40)      (0.87)           -        (0.13)
                                                                   ---------     -------      -------      -------
Net increase (decrease) in net asset value                         $   (5.63)    $  0.48      $  2.38      $ (0.68)
                                                                   ---------     -------      -------      -------
Net asset value, end of period                                     $    8.79     $ 14.42      $ 13.94      $ 11.56
                                                                   ---------     -------      -------      -------
Total return*                                                         (32.19)%     10.37%       20.59%       (4.07)%
Ratio of net expenses to average net assets+                            2.26%       2.23%        2.28%        2.27%
Ratio of net investment income (loss) to average net assets+            0.07%      (0.40)%      (0.61)%       0.24%
Portfolio turnover rate                                                  195%        140%         143%         247%
Net assets, end of period (in thousands)                           $  76,257     $87,628      $56,465      $15,411
Ratios assuming no waiver of management fees and assumption
 of expenses by PIM and no reduction for fees paid indirectly:
 Net expenses                                                           2.27%       2.25%        3.00%        3.95%
 Net investment income (loss)                                           0.06%      (0.42)%      (1.33)%      (1.44)%
Ratios assuming waiver of management fees and assumption of
 expenses by PIM and reduction for fees paid indirectly:
 Net expenses                                                           2.25%       2.19%        2.25%        2.25%
 Net investment income (loss)                                           0.08%      (0.36)%      (0.58)%       0.27%

 * Assumes initial investment at net asset value at the beginning of each period, reinvestment of all distributions, the complete redemption of the investment at net asset value at the end of each period, and no sales charges. Total return would be reduced if sales charges were taken into account.
** Annualized.
 + Ratios assuming no reduction for fees paid indirectly.

The accompanying notes are an integral part of these financial statements. 23

Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS 5/31/00
--------------------------------------------------------------------------------

                                                                     Six Months
                                                                        Ended
                                                                       5/31/00      Year Ended
                                                                     (unaudited)     11/30/99
CLASS B
Net asset value, beginning of period                                 $   13.23       $  8.49
                                                                     -------         -------
Increase (decrease) from investment operations:
 Net investment loss                                                 $   (0.10)      $ (0.17)
 Net realized and unrealized gain (loss) on investments, futures
  contracts and foreign currency transactions                             1.35          4.91
                                                                     ---------       -------
   Net increase (decrease) from investment operations                $    1.25       $  4.74
Distributions to shareholders:
 Net investment income                                                       -             -
 Net realized gain                                                           -             -
                                                                     ---------       -------
Net increase (decrease) in net asset value                           $    1.25       $  4.74
                                                                     ---------       -------
Net asset value, end of period                                       $   14.48       $ 13.23
                                                                     ---------       -------
Total return*                                                             9.45%        55.83%
Ratio of net expenses to average net assets+                              2.98%* *      3.20%
Ratio of net investment income (loss) to average net assets+             (1.80)%**     (1.53)%
Portfolio turnover rate                                                    162%**        180%
Net assets, end of period (in thousands)                             $  69,021       $51,093
Ratios assuming no waiver of management fees and assumption
 of expenses by PIM and no reduction for fees paid indirectly:
 Net expenses                                                             2.98%* *      3.20%
 Net investment loss                                                     (1.80)%**     (1.53)%
Ratios assuming waiver of management fees and assumption of
 expenses by PIM and reduction for fees paid indirectly:
 Net expenses                                                             2.96%* *      3.18%
 Net investment loss                                                     (1.78)%**     (1.51)%


                                                                   Year Ended   Year Ended   Year Ended   Year Ended
                                                                    11/30/98     11/30/97     11/30/96     11/30/95
CLASS B
Net asset value, beginning of period                               $   14.09     $ 13.73      $ 11.47      $ 12.19
                                                                   ---------     -------      -------      -------
Increase (decrease) from investment operations:
 Net investment loss                                               $   (0.12)    $ (0.14)     $ (0.03)     $ (0.04)
 Net realized and unrealized gain (loss) on investments, futures
  contracts and foreign currency transactions                          (4.08)       1.37         2.29        (0.52)
                                                                   ---------     -------      -------      -------
   Net increase (decrease) from investment operations              $   (4.20)    $  1.23      $  2.26      $ (0.56)
Distributions to shareholders:
 Net investment income                                                     -           -            -        (0.03)
 Net realized gain                                                     (1.40)      (0.87)           -        (0.13)
                                                                   ---------     -------      -------      -------
Net increase (decrease) in net asset value                         $   (5.60)    $  0.36      $  2.26      $ (0.72)
                                                                   ---------     -------      -------      -------
Net asset value, end of period                                     $    8.49     $ 14.09      $ 13.73      $ 11.47
                                                                   ---------     -------      -------      -------
Total return*                                                         (32.79)%      9.61%       19.70%       (4.62)%
Ratio of net expenses to average net assets+                            3.09%       2.94%        3.00%        3.00%
Ratio of net investment income (loss) to average net assets+           (0.84)%     (1.10)%      (1.47)%       0.47%
Portfolio turnover rate                                                  195%        140%         143%         247%
Net assets, end of period (in thousands)                           $  35,954     $70,218      $39,893      $ 5,658
Ratios assuming no waiver of management fees and assumption
 of expenses by PIM and no reduction for fees paid indirectly:
 Net expenses                                                           3.10%       2.95%        3.66%        4.57%
 Net investment loss                                                   (0.85)%     (1.11)%      (2.13)%      (2.05)%
Ratios assuming waiver of management fees and assumption of
 expenses by PIM and reduction for fees paid indirectly:
 Net expenses                                                           3.08%       2.90%        2.96%        2.96%
 Net investment loss                                                   (0.83)%     (1.06)%      (1.43)%      (0.43)%

 * Assumes initial investment at net asset value at the beginning of each period, reinvestment of all distributions, the complete redemption of the investment at net asset value at the end of each period, and no sales charges. Total return would be reduced if sales charges were taken into account.
** Annualized.
 + Ratios assuming no reduction for fees paid indirectly.

24 The accompanying notes are an integral part of these financial statements.

Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS 5/31/00
--------------------------------------------------------------------------------

                                                                     Six Months
                                                                        Ended
                                                                       5/31/00      Year Ended
                                                                     (unaudited)     11/30/99
CLASS C
Net asset value, beginning of period                                 $   13.12       $  8.47
                                                                     -------         -------
Increase (decrease) from investment operations:
 Net investment loss                                                 $   (0.09)      $ (0.29)
 Net realized and unrealized gain (loss) on investments, futures
  contracts and foreign currency transactions                             1.32          4.94
                                                                     ---------       -------
   Net increase (decrease) from investment operations                $    1.23       $  4.65
Distributions to shareholders:
 Net realized gain                                                           -             -
                                                                     ---------       -------
Net increase (decrease) in net asset value                           $    1.23       $  4.65
                                                                     ---------       -------
Net asset value, end of period                                       $   14.35       $ 13.12
                                                                     ---------       -------
Total return*                                                             9.38%        54.90%
Ratio of net expenses to average net assets+                              3.20%* *      3.82%
Ratio of net investment loss to average net assets+                      (2.02)%**     (2.09)%
Portfolio turnover rate                                                    162%**        180%
Net assets, end of period (in thousands)                             $  16,192       $11,656
Ratios assuming no waiver of management fees by PIM
 and no reduction for fees paid indirectly:
 Net expenses                                                             3.20%* *      3.82%
 Net investment loss                                                     (2.02)%**     (2.09)%
Ratios assuming waiver of management fees by PIM
 and reduction for fees paid indirectly:
 Net expenses                                                             3.17%* *      3.80%
 Net investment loss                                                     (1.99)%**     (2.07)%


                                                                   Year Ended   Year Ended     1/31/96 to
                                                                    11/30/98     11/30/97       11/30/96
CLASS C
Net asset value, beginning of period                               $   14.08     $ 13.73       $ 13.22
                                                                   ---------     -------       -------
Increase (decrease) from investment operations:
 Net investment loss                                               $   (0.08)    $ (0.13)      $ (0.09)
 Net realized and unrealized gain (loss) on investments, futures
  contracts and foreign currency transactions                          (4.13)       1.35          0.60
                                                                   ---------     -------       ---------
   Net increase (decrease) from investment operations              $   (4.21)    $  1.22       $  0.51
Distributions to shareholders:
 Net realized gain                                                     (1.40)      (0.87)            -
                                                                   ---------     -------       ---------
Net increase (decrease) in net asset value                         $   (5.61)    $  0.35       $  0.51
                                                                   ---------     -------       ---------
Net asset value, end of period                                     $    8.47     $ 14.08       $ 13.73
                                                                   ---------     -------       ---------
Total return*                                                         (32.90)%      9.53%         3.86%
Ratio of net expenses to average net assets+                            3.32%       2.89%         2.91%* *
Ratio of net investment loss to average net assets+                    (1.08)%     (1.09)%       (1.51)%**
Portfolio turnover rate                                                  195%        140%          143%
Net assets, end of period (in thousands)                           $  12,162     $12,730       $ 5,566
Ratios assuming no waiver of management fees by PIM
 and no reduction for fees paid indirectly:
 Net expenses                                                           3.33%       2.90%         3.48%**
 Net investment loss                                                   (1.09)%     (1.10)%       (2.08)%**
Ratios assuming waiver of management fees by PIM
 and reduction for fees paid indirectly:
 Net expenses                                                           3.31%       2.85%         2.86%* *
 Net investment loss                                                   (1.07)%     (1.05)%       (1.46)%**

 * Assumes initial investment at net asset value at the beginning of each period, reinvestment of all distributions, the complete redemption of the investment at net asset value at the end of each period, and no sales charges. Total return would be reduced if sales charges were taken into account.
** Annualized.
 + Ratios assuming no reduction for fees paid indirectly.

The accompanying notes are an integral part of these financial statements. 25

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 FINANCIAL HIGHLIGHTS 5/31/00
--------------------------------------------------------------------------------


                                                          Six Months
                                                             Ended
                                                            5/31/00        Year Ended       4/9/98 to
                                                          (unaudited)       11/30/99         11/30/98
CLASS Y
Net asset value, beginning of period                      $  13.99          $  8.85        $   14.55
                                                          -------           -------        --------
Increase (decrease) from investment operations:
 Net investment income (loss)                             $  (0.05)         $  0.01        $       -
 Net realized and unrealized gain (loss) on
  investments, futures contracts and foreign
  currency transactions                                       1.48             5.13           ( 5.55)
                                                          --------          -------        ---------
   Net increase (decrease) from investment
    operations                                            $   1.43          $  5.14        $   (5.55)
Distributions to shareholders
 Net realized gain                                               -                -            (0.15)
                                                          --------          -------        ---------
Net increase (decrease) in net asset value                $   1.43          $  5.14        $   (5.70)
                                                          --------          -------        ---------
Net asset value, end of period                            $  15.42          $ 13.99        $    8.85
                                                          --------          -------        ---------
Total return*                                                10.22%           58.08%          (38.32)%
Ratio of net expenses to average net assets+                  1.60%**          1.68%            1.75%**
Ratio of net investment income (loss) to
 average net assets+                                         (0.46)%**        (0.71)%           0.06%**
Portfolio turnover rate                                        162%**           180%             195%
Net assets, end of period (in thousands)                  $ 45,095          $27,225        $   1,241
Ratios assuming reduction for fees paid indirectly:
 Net expenses                                                 1.58%* *         1.61%            1.75%**
 Net investment income (loss)                                (0.44)%**        (0.64)%           0.06%**

 * Assumes initial investment at net asset value at the beginning of each period, reinvestment of all distributions and the complete redemption of the investment at net asset value at the end of each period.
** Annualized.
 + Ratios assuming no reduction for fees paid indirectly.

26 The accompanying notes are an integral part of these financial statements.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS 5/31/00 (unaudited)
--------------------------------------------------------------------------------

1. Organization and Significant Accounting Policies

Pioneer Emerging Markets Fund (the Fund) is a Delaware business trust registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The investment objective of the Fund is to seek long-term growth of capital.

The Fund offers four classes of shares - Class A, Class B, Class C and Class Y shares. Each class of shares represents an interest in the same portfolio of investments of the Fund and has equal rights to voting, redemptions, dividends and liquidation, except that the level of transfer agent and distribution fees may differ among classes. Class A, Class B, and Class C shareholders have exclusive voting rights with respect to the distribution plan for each class. There is no distribution plan for Class Y shares.

The Fund's financial statements have been prepared in conformity with generally accepted accounting principles that require the management of the Fund to, among other things, make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The following is a summary of significant accounting policies consistently followed by the Fund, which are in conformity with those generally accepted in the investment company industry:


A. Security Valuation
   Security transactions are recorded as of trade date. The net asset value is computed once daily, on each day the New York Stock Exchange is open, as of the close of regular trading on the Exchange. In computing the net asset value, securities are valued at the last sale price on the principal exchange where they are traded. Securities that have not traded on the date of valuation, or securities for which sale prices are not generally reported, are valued at the mean between the last bid and asked prices. Securities for which market quotations are not readily available are valued at their fair values as determined by, or under the direction of, the Board of Trustees. Trading in foreign securities is substantially completed each day at various times prior to the close of the New York Stock Exchange. The values of such securities used in computing the net asset value of the Fund's shares are determined as of such times. Dividend income is recorded on the ex-dividend date, except that certain dividends from foreign securities where the ex-dividend date may

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS 5/31/00 (unaudited)                    (cont'd)
--------------------------------------------------------------------------------

   have passed are recorded as soon as the Fund is informed of the ex-dividend data in the exercise of reasonable diligence. Interest income is recorded on the accrual basis, net of unrecoverable foreign taxes withheld at the applicable country rates. Temporary cash investments are valued at amortized cost.

   Gains and losses on sales of investments are calculated on the identified cost method for both financial reporting and federal income tax purposes. It is the Fund's practice to first select for sale those securities that have the highest cost and also qualify for long-term capital gain or loss treatment for tax purposes.

   The Fund's investments in emerging markets or countries with limited or developing markets may subject the Fund to a greater degree of risk than in a developed market. Risks associated with these developing markets include political, social or economic factors and may affect the price of the Fund's investments and income generated by these investments, as well as the Fund's ability to repatriate such amounts. In addition, delays are common in registering transfers of securities in certain countries and the Fund may be unable to sell portfolio securities until the registration process is completed.


B. Foreign Currency Translation
   The books and records of the Fund are maintained in U.S. dollars. Amounts denominated in foreign currencies are translated into U.S. dollars using current exchange rates.

   Net realized gains and losses on foreign currency transactions represent, among other things, the net realized gains and losses on foreign currency contracts, disposition of foreign currencies and the difference between the amount of income accrued and the U.S. dollar actually received. Further, the effects of changes in foreign currency exchange rates on investments are not segregated in the statement of operations from the effects of changes in market price of those securities but are included with the net realized and unrealized gain or loss on investments.


C. Forward Foreign Currency Contracts
   The Fund enters into forward foreign currency contracts (contracts) for the purchase or sale of a specific foreign currency at a fixed price on a future date as a hedge or cross-hedge against either specific investment transactions (settlement hedges) or portfolio positions (portfolio hedges). All

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


   contracts are marked to market daily at the applicable exchange rates, and any resulting unrealized gains or losses are recorded in the Fund's financial statements. The Fund records realized gains and losses at the time a portfolio hedge is offset by entry into a closing transaction or extinguished by delivery of the currency. Risks may arise upon entering into these contracts from the potential inability of counterparties to meet the terms of the contract and from unanticipated movements in the value of foreign currencies relative to the U.S. dollar.

   As of May 31, 2000, the Fund had no outstanding portfolio hedges. The Fund's gross forward foreign currency settlement contracts receivable and payable were $30,390 and $30,549, respectively, resulting in a net payable of $159.


D. Futures Contracts
   The Fund may enter into futures transactions to hedge against changes in interest rates, securities prices, and currency rates or to seek to increase total return. Upon entering into a futures contract, the Fund is required to deposit with a broker an amount of cash or securities equal to the minimum "initial margin" requirements of the associated futures exchange. Subsequent payments for futures contracts ("variation margin") are paid or received by the Fund, depending on the daily fluctuation in the value of the contracts, and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund realizes a gain or loss equal to the difference between the opening and closing values of the contract. The use of futures contracts involves, to varying degrees, elements of market risks which may exceed the amounts recognized by the Fund. Changes in the value of the contracts may not directly correlate to the changes in the value of the underlying securities. These risks may decrease the effectiveness of the Fund's hedging strategies and potentially result in a loss. At May 31, 2000, the Fund had no outstanding futures contracts.


E. Taxes
   It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income and net realized capital gains, if any, to its shareholders. Therefore, no federal income tax provision is required.

   In addition to the requirements of the Internal Revenue Code, the Fund may also be required to pay local taxes on the recognition of capital gains and/or the repatriation of foreign currencies in certain countries.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS 5/31/00 (unaudited)                    (cont'd)
--------------------------------------------------------------------------------

   During the six months ended May 31, 2000, the Fund paid $4,487,208 in such taxes.

   In determining the daily net asset value, the Fund estimates the reserve for such taxes, if any, associated with investments in certain countries. The estimated reserve for the capital gains is based on the net unrealized appreciation on certain portfolio securities, the holding period of such securities and the related tax rates, tax loss carryforward (if applicable) and other such factors. As of May 31, 2000, the Fund had no reserve related to capital gains. The estimated reserve for the repatriation of foreign currencies is based on principal balances and/or unrealized appreciation of applicable securities, the holding period of such investments and the related tax rates and other such factors. As of May 31, 2000, the Fund had a reserve of $258,341 related to taxes on the repatriation of foreign currencies.

   The characterization of distributions to shareholders for financial reporting purposes is determined in accordance with federal income tax rules. Therefore, the source of the Fund's distributions may be shown in the accompanying financial statements as either from or in excess of net investment income or net realized gain on investment transactions, or from paid-in capital, depending on the type of book/tax differences that may exist.


F. Fund Shares
   The Fund records sales and repurchases of its shares as of trade date. Pioneer Funds Distributor, Inc. (PFD), the principal underwriter for the Fund and an indirect subsidiary of The Pioneer Group, Inc. (PGI), earned $28,182 in underwriting commissions on the sale of fund shares during the six months ended May 31, 2000.


G. Class Allocations
   Distribution fees are calculated based on the average daily net asset value attributable to Class A, Class B, and Class C shares of the Fund, respectively. Class Y shares are not subject to a distribution plan. Shareholders of each class share all expenses and fees paid to the transfer agent, Pioneering Services Corporation (PSC), for their services, which are allocated based on the number of accounts in each class and the ratable allocation of related out-of-pocket expense (see Note 3). Income, common expenses and realized and unrealized gains and losses are calculated at the Fund level and allocated daily to each class of shares based on the respective percentage of adjusted net assets at the beginning of the day.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   Distributions to shareholders are recorded as of the ex-dividend date. Distributions paid by the Fund with respect to each class of shares are calculated in the same manner, at the same time, and in the same amount, except that Class A, Class B, Class C and Class Y shares can bear different transfer agent and distribution fees.


2. Management Agreement
Pioneer Investment Management, Inc. (PIM), the Fund's investment adviser, manages the Fund's portfolio and is a wholly owned subsidiary of PGI. Management fees are calculated daily at the annual rate of 1.25% of the Fund's average daily net assets.

In addition, under the management and administration agreements, certain other services and costs, including accounting, regulatory reporting and insurance premiums, are paid by the Fund. At May 31, 2000, $306,601 was payable to PIM related to management fees, administrative fees and certain other services.


3. Transfer Agent
PSC, a wholly owned subsidiary of PGI, provides substantially all transfer agent and shareholder services to the Fund at negotiated rates. Included in due to affiliates is $148,953 in transfer agent fees payable to PSC at May 31, 2000.


4. Distribution Plans
The Fund adopted Plans of Distribution with respect to Class A, Class B, and Class C shares (Class A Plan, Class B Plan and Class C Plan) in accordance with Rule 12b-1 of the Investment Company Act of 1940. Pursuant to the Class A Plan, the Fund pays PFD a service fee of up to 0.25% of the average daily net assets attributable to Class A shares in reimbursement of its actual expenditures to finance activities primarily intended to result in the sale of Class A shares. Pursuant to the Class B Plan and the Class C Plan, the Fund pays PFD 1.00% of the average daily net assets attributable to each class of shares. The fee consists of a 0.25% service fee and a 0.75% distribution fee paid as compensation for personal services and/or account maintenance services or distribution services with regard to Class B and Class C shares. Included in due to affiliates is $108,000 in distribution fees payable to PFD at May 31, 2000.

In addition, redemptions of each class of shares (except Y shares) may be subject to a contingent deferred sales charge (CDSC). A CDSC of 1.00% may be imposed on redemptions of certain net asset value purchases of

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS 5/31/00 (unaudited)                    (cont'd)
--------------------------------------------------------------------------------

Class A shares within one year of purchase. Class B shares that are redeemed within six years of purchase are subject to a CDSC at declining rates beginning at 4.00%, based on the lower of cost or market value of shares being redeemed. Redemptions of Class C shares within one year of purchase are subject to a CDSC of 1.00%. Proceeds from the CDSCs are paid to PFD. For the six months ended May 31, 2000, CDSCs in the amount of $150,634 were paid to PFD.


5. Expense Offsets
The Fund has entered into certain expense offset arrangements resulting in a reduction in the Fund's total expenses. For the six months ended May 31, 2000, the Fund's expenses were reduced by $29,887 under such arrangements.


6. Line of Credit Facility
The Fund, along with certain other funds in the Pioneer Family of Funds (the Funds), collectively participate in a $50 million committed, unsecured revolving line of credit facility. Borrowings are used solely for temporary or emergency purposes. The Fund may borrow up to the lesser of $50 million or the limits set by its prospectus for borrowings. Interest on collective borrowings of up to $25 million is payable at the Federal Funds Rate plus 3/8% on an annualized basis, or at the Federal Funds Rate plus 1/2% if the borrowing exceeds $25 million at any one time. The Funds pay an annual commitment fee for this facility. The commitment fee is allocated among such Funds based on their respective borrowing limits.

The average daily amount of borrowings outstanding during the six months ended May 31, 2000 was $949,072. The average daily shares outstanding during the period were 16,425,405 resulting in an average borrowing per share of $0.06. The related weighted average annualized interest rate for the period was 6.28%, and the total interest expense on such borrowings was $30,305.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------
 TRUSTEES, OFFICERS AND SERVICE PROVIDERS
--------------------------------------------------------------------------------

Trustees                              Officers
John F. Cogan, Jr.                    John F. Cogan, Jr., Chairman and
Mary K. Bush                           President
Richard H. Egdahl, M.D.               David D. Tripple, Executive Vice
Margaret B.W. Graham                   President
Marguerite A. Piret                   Eric W. Reckard, Treasurer
David D. Tripple                      Joseph P. Barri, Secretary
Stephen K. West
John Winthrop


Investment Adviser
Pioneer Investment Management, Inc.


Custodian
Brown Brothers Harriman & Co.


Principal Underwriter
Pioneer Funds Distributor, Inc.


Legal Counsel
Hale and Dorr LLP


Shareowner Services and Transfer Agent
Pioneering Services Corporation

--------------------------------------------------------------------------------
PROGRAMS AND SERVICES FOR PIONEER SHAREOWNERS
--------------------------------------------------------------------------------

Your investment professional can give you additional information on Pioneer's programs and services. If you want to order literature on any of the following items directly, simply call Pioneer at 1-800-225-6292.


FactFone[SM]
Our automated account information service, available to you 24 hours a day, seven days a week. FactFone gives you a quick and easy way to check fund share prices, yields, dividends and distributions, as well as information about your own account. Simply call 1-800-225-4321. For specific account information, have your 13-digit account number and four-digit personal identification number at hand.


90-Day Reinstatement Privilege (for Class A Shares)
Enables you to reinvest all or a portion of the money you redeem from your Pioneer account - without paying a sales charge - within 90 days of your redemption. You have the choice of investing in any Pioneer fund, as long as you meet its minimum investment requirement.


Investomatic Plan
An easy and convenient way for you to invest on a regular basis. All you need to do is authorize a set amount of money to be moved out of your bank account into the Pioneer fund of your choice. Investomatic also allows you to change the dollar amount, frequency and investment date right over the phone. By putting aside affordable amounts of money regularly, you can build a long-term investment - without sacrificing your current standard of living.


Payroll Investment Program (PIP)
Lets you invest in a Pioneer fund directly through your paycheck. All that's involved is for your employer to fill out an authorization form allowing Pioneer to deduct from participating employees' paychecks. You specify the dollar amount you want to invest into the Pioneer fund(s) of your choice.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Automatic Exchange Program
A simple way to move money from one Pioneer fund to another over a period of time. Just invest a lump sum in one fund, and select the other Pioneer funds you wish to invest in. You choose the amounts and dates for Pioneer to sell shares of your original fund and use the proceeds to buy shares of the other funds you have chosen. Over time, your investment will be shifted out of the original fund. (Automatic Exchange is available for originating accounts with a balance of $5,000 or more.)


Directed Dividends
Lets you invest cash dividends from one Pioneer fund to an account in another Pioneer fund with no sales charge or fee. Simply fill out the applicable information on a Pioneer Account Options Form. (This program is available for dividend payments only; capital gains distributions are not eligible at this time.)


Direct Deposit
Lets you move money into your bank account using electronic funds transfer
(EFT). EFT moves your money faster than you would receive a check, eliminates unnecessary paper and mail, and avoids lost checks. Simply fill out a Pioneer Direct Deposit Form, giving your instructions.


Systematic Withdrawal Plan (SWP)
Lets you establish automatic withdrawals from your account at set intervals. You decide the frequency and the day of the month you want. Pioneer will send the proceeds by check to the address you designate, or electronically to your bank account. You also can authorize Pioneer to make the redemptions payable to someone else. (SWPs are available for accounts with a value of $10,000 or more.)

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------







                           This page for your notes.

 Pioneer Emerging Markets Fund

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------








                           This page for your notes.

--------------------------------------------------------------------------------
HOW TO CONTACT PIONEER
--------------------------------------------------------------------------------

We are pleased to offer a variety of convenient ways for you to contact us for assistance or information.


Call us for:

Account information, including existing accounts,
new accounts, prospectuses, applications
and service forms                                               1-800-225-6292


FactFone[SM] for automated fund yields, prices,
account information and transactions                            1-800-225-4321


Retirement plans information                                    1-800-622-0176


Telecommunications Device for the Deaf (TDD)                    1-800-225-1997


Write to us:

Pioneering Services Corporation
60 State Street
Boston, Massachusetts 02109


Our toll-free fax                                             1-800-225 - 4240


Our Internet e-mail address                               ask.pioneer@piog.com
(for general questions about Pioneer only)


Visit our web site:                                       www.pioneerfunds.com


This report must be preceded or accompanied by a current
Fund prospectus.


[PIONEER LOGO]


 Pioneer Investment Management, Inc.
 60 State Street                        8539-00-0700
 Boston, Massachusetts 02109            [RegTM] Pioneer Funds Distributor,Inc.
 www.pioneerfunds.com                   [recycle logo] Printed on Recycled Paper